EXHIBIT 99.1

NewsRelease

TC PipeLines, LP Announces 2015 Third Quarter Financial Results
Agrees to purchase a 49.9% interest in Portland Natural Gas Transmission from TransCanada

Houston, Texas – November 6, 2015 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported third quarter 2015 distributable cash flow of $68 million and net income attributable to controlling interests of $49 million.

 “We are very pleased to announce that the Partnership has agreed to acquire a 49.9 percent interest in Portland Natural Gas Transmission System from TransCanada.  The pipeline system is strategically located in the northeastern United States and serves New England’s growing energy needs,” said Steve Becker, President of the General Partner.  “This transaction is another in a series of expected dropdowns from TransCanada and again demonstrates our strategy of investing in assets that provide stability and long-term value to our unitholders.”

“Our existing assets performed very well during the quarter, generating increased earnings and cash flows compared to the same quarter in 2014,” continued Becker. "This solid performance, together with the accretion from dropdowns, reaffirms our expectation that we will continue to increase the annual distribution at least at a 6 percent rate for the next 2 to 3 years."

Third Quarter 2015 Highlights (All financial figures are unaudited)
o	Agreed to purchase a 49.9% interest in the Portland Natural Gas Transmission System (PNGTS) from TransCanada for $223 million
o	Generated distributable cash flow of $68 million
o	Paid cash distributions of $59 million
o	Declared cash distributions of $0.89 per common unit
o	Generated net income attributable to controlling interests of $49 million
The Partnership’s financial highlights for the third quarter of 2015 compared to the third quarter of 2014 were:

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars except per common unit amounts)	2015	2014	2015	2014
Distributable cash flow (a)	68	52	217	188
Cash distributions paid	(59)	(54)	(169)	(157)
Cash distributions paid per common unit	$0.89	$0.84	$2.57	$2.46
Earnings before interest, taxes, depreciation and amortization (EBITDA) (a)	86	72	266	253
Net income attributable to controlling interests	49	31	150	125
Net income per common unit – basic and diluted (b)	$0.70	$0.48	$2.23	$1.96
Weighted average common units outstanding (millions) – basic and diluted (c)	64.0	62.6	63.8	62.4
Common units outstanding at end of period (millions) (c)	64.0	63.6	64.0	63.6

(a)
 Distributable cash flow and EBITDA are non-GAAP financial measures. Refer to the description of Distributable cash flow and EBITDA in the section of this release entitled “Non-GAAP Financial Measures” and the Supplemental Schedule for further detail.

(b)
 Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of        Income section of this release.

(c)	Under the ATM program, the Partnership issued 396,205 units during the nine months ended September 30, 2015.

Recent Developments

PNGTS Acquisition - On November 5, 2015, we entered into an agreement with TransCanada to acquire a 49.9 percent interest in the PNGTS for $223 million including approximately $35 million in proportionate PNGTS debt.  PNGTS is a high-capacity, high-pressure interstate natural gas pipeline which began serving New England's energy needs in March 1999. The pipeline connects with the TransQuebec and Maritimes Pipeline at the Canadian border and shares facilities with the Maritimes and Northeast Pipeline from Westbrook, Maine to a connection with the Tennessee Gas Pipeline System near Boston, Massachusetts.  The purchase agreement also provides for additional payments to TransCanada ranging from $5 million up to a total of $50 million if pipeline capacity is expanded to various thresholds during the 15-year period following the date of closing. The transaction is expected to close at the end of 2015.  The Partnership plans to finance the acquisition with a combination of debt and equity.

The transaction was approved by the Board of Directors of the general partner, following approval and recommendation from the Board's conflicts committee, which is comprised entirely of independent directors. The conflicts committee engaged Deutsche Bank to act as its financial advisor, Morris, Nichols, Arsht & Tunnell, LLP as its legal counsel and Wood Mackenzie as its natural gas market outlook advisor.

Cash Distributions – On October 22, 2015, the board of directors of our General Partner declared the Partnership’s third quarter 2015 cash distribution in the amount of $0.89 per common unit, payable on November 13, 2015 to unitholders of record as of November 3, 2015.

Term Loan Facility – On September 30, 2015, the Partnership refinanced its maturing $170 million short-term loan with a three-year term loan maturing on October 1, 2018. The outstanding principal bears interest based on the LIBOR plus an applicable margin.

Great Lakes - On October 15, 2015, Federal Energy Regulatory Commission approved a settlement regarding transportation service rates payable to Great Lakes, from its TransCanada affiliate, ANR Pipeline Company.  As a result of the settlement, Great Lakes will recognize deferred transportation revenue of approximately $23 million in the fourth quarter of 2015, inclusive of approximately $9 million of revenue related to services performed in 2014.

GTN Carty Lateral- In October 2015, GTN placed the Carty Lateral in-service. The lateral was constructed in north-central Oregon to deliver natural gas to an electric generation facility owned by Portland General Electric Company. Portland General Electric Company has a 30-year contract for 100% of Carty Lateral’s capacity and a 20-year GTN mainline contract for 75,000 dekatherms/day beginning in May 2016.

Results of Operations

For the three months ended September 30, 2015, net income attributable to controlling interests increased by $18 million compared to the same period in 2014. The increase was primarily due to:

•	higher net income from GTN mainly due to higher revenues from the sale of short-term services to its customers;
•	higher equity earnings from Northern Border due to higher revenues from the sale of available capacity; and
•	the 2015 GTN acquisition effective April 1, 2015, whereby the Partnership now owns 100 percent of GTN.

EBITDA increased by $14 million compared to the same period in 2014. The increase was primarily due to:

•	higher GTN revenues as noted above;
•	higher equity earnings from Northern Border, again as noted above; and
•	lower expenses in the current period primarily due to costs incurred relating to the 2014 Bison acquisition in 2014.

Distributable cash flow increased by $16 million in the third quarter of 2015 compared to the same period in 2014 primarily due to the net effect of:

•	higher EBITDA;
•	no distributions paid to non-controlling interests in the current period as a result of the 2014 Bison acquisition and the 2015 GTN acquisition;.
•	higher interest expense related to additional borrowings to fund a portion of the 2014 Bison acquisition and the 2015 GTN acquisition;
•	higher maintenance capital expenditures primarily due to 2015 major compression equipment overhauls on GTN’s pipeline system; and
•	distribution allocable to Class B units during the current period.

Non-GAAP Financial Measures

Effective September 30, 2015, we have presented the following non-GAAP financial measures:

•	EBITDA

•	Total distributable cash flow

•	Distributable cash flow

EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the net income amount presented. It measures our earnings before deducting interest, depreciation and amortization, net income attributable to non-controlling interests, distributions allocable to the General Partner and Class B units, and it includes earnings from our equity investments.

Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amount presented.

Total distributable cash flow includes EBITDA plus:

•	Distributions from our equity investments

less:

•	Earnings from our equity investments,
•	Equity allowance for funds used during construction (Equity AFUDC),
•	Interest expense,
•	Distributions to non-controlling interests, and
•	Maintenance capital expenditures.

Distributable cash flow is computed net of distributions declared to the General Partner and distributions allocable to Class B units. Distributions declared to the General Partner are based on its effective two percent interest plus an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN’s distributable cash flow for the six months ended September 30, 2015 less $15 million.

Distributable cash flow information and EBITDA are presented to assist investors’ in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash distribution capability. As well, management uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution amount to be declared each quarter.

The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.

Conference Call

Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.225.6564 on Friday, November 6, 2015 at 10:00 a.m. central time (CT)/11:00 a.m. eastern time (ET). Steve Becker, President of the General Partner, will discuss the third quarter financial results and provide an update on the Partnership’s business, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.TCPipeLinesLP.com. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on November 13, 2015, by calling 800.408.3053, then entering pass code 5111484.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets in the Western and Midwestern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.TCPipeLinesLP.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the timing, structure and closing of future dropdowns of TransCanada’s remaining U.S. natural gas pipeline assets and the ability of these assets to generate ongoing value to our unitholders, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2014 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Mark Cooper/Davis Sheremata	403.920.7859
		800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772
		investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income

	Three months ended			Nine months ended
(unaudited)	September 30,			September 30,
(millions of dollars except per common unit amounts)	2015		2014	2015		2014

Transmission revenues	83		80	255		249
Equity earnings from unconsolidated affiliates	17		15	63		66
Operation and maintenance expenses	(12)		(14)	(36)		(38)
Property taxes	(5)		(5)	(16)		(17)
General and Administrative	(1)		(5)	(5)		(8)
Depreciation	(21)		(21)	(63)		(64)
Financial charges and other	(12)		(11)	(41)		(37)
Net income	49		39	157		151

Net income attributable to non-controlling interests	-		8	7		26
Net income attributable to controlling interests	49		31	150		125

Calculation of net income attributable to common units

Net income attributable to controlling interests	49	(b)	31	150	(b)	125
Less:
Net income attributable to the General Partner, including incentive distributions	2		1	5		3
Net income attributable to Class B units	2	(b)	-	2	(b)	-
Net Income attributable to common units	45		30	143		122

Weighted average common units outstanding (millions) - basic and diluted	64.0		62.6	63.8		62.4

Net income per common unit - basic and diluted (a)	$ 0.70	(b)	$ 0.48	$ 2.23	(b)	$ 1.96

Common units outstanding, end of period (millions)	64.0		63.6	64.0		63.6

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s effective two percent general partner interest, plus an amount equal to incentive distributions. See note immediately below for further discussion of amounts attributable to the Class B units.

(b)
The Class B units we issued to TransCanada as part of financing the acquisition of the remaining 30 percent in GTN on April 1, 2015 entitle TransCanada to an annual distribution based on 30 percent of GTN’s annual distributions as follows: (i) 100 percent of distributions above $20 million through March 31, 2020; and (ii) 25 percent of distributions above $20 million thereafter. Under the terms of the Partnership Agreement, the Class B distribution will be initially calculated to equal 30 percent of GTN’s distributable cash flow for the nine months ending December 31, 2015, less $15 million. Consistent with the application of Accounting Standards Codification 260 - “Earnings per share,” the Partnership will allocate a portion of net income attributable to controlling interests to the Class B units upon 30 percent of GTN’s total distributable cash flow exceeding $15 million for the nine month period ending December 31, 2015.

During the six months ended September 30, 2015, 30 percent of GTN’s total distributable cash flow was $17 million. Given the 2015 threshold level for Class B unit distributions is $15 million, we have allocated $2 million of the Partnership’s net income attributable to controlling interests to the Class B units in the third quarter. This allocation reduced net income per common unit by approximately three cents during the three and nine months ended September 30, 2015.  Additionally, as the threshold level for 2015 has now been exceeded, we expect to allocate 30 percent of GTN’s fourth quarter distributable cash flow to the Class B units.

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheets

(unaudited)	September 30, 2015	December 31, 2014
(millions of dollars)
ASSETS
Current assets	66	68
Investment in unconsolidated affiliates	1,151	1,177
Plant, property and equipment, net	1,953	1,968
Other assets	138	136
	3,308	3,349

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	64	291
Other liabilities	27	26
Long-term debt, net of current portion	1,890	1,446
Partners' equity	1,327	1,586
	3,308	3,349

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Financial Measures
Reconciliations of Net income to Distributable Cash Flow

		Three months ended		Nine months ended
(unaudited)		September 30,		September 30,
(millions of dollars except per common unit amounts)		2015	2014	2015	2014
Net Income		49	39	157	151
Add:
	Interest expense (a)	16	12	45	37
	Depreciation and amortization (b)	21	21	64	65

EBITDA		86	72	266	253

Add:
	Distributable cash flow from equity investments (c)
	Northern Border	23	19	69	66
	Great Lakes	3	4	21	22
		26	23	90	88
Less:
	Equity earnings
	Northern Border	(16)	(14)	(50)	(53)
	Great Lakes	(1)	(1)	(13)	(13)
		(17)	(15)	(63)	(66)
Less:
	Equity AFUDC	(1)	-	(1)	-
	Interest expense (a)	(16)	(12)	(45)	(37)
	Distributions to non-controlling interests (d)	-	(13)	(11)	(42)
	Maintenance capital expenditures	(6)	(2)	(12)	(5)

Total Distributable Cash Flow (e)		72	53	224	191

	General Partner distributions declared (f)	(2)	(1)	(5)	(3)
	Distributions allocable to Class B units (g)	(2)	-	(2)	-

Distributable Cash Flow (e)		68	52	217	188

(a)
Interest expense includes net realized loss related to the interest rates swaps of $1 million and $2 million for the three and nine months ended September 30, 2015, respectively (2014 - $1 million and $2 million).

(b)	Amounts presented here represent depreciation of Plant, property and equipment and amortization of debt issuance costs.
(c)
Amounts here are calculated in accordance with the cash distribution policies of these entities. Distributions from each of our equity investments represent our respective share of these entities’ quarterly distributable cash during the current reporting period.

(d)
Amounts here are calculated in accordance with the cash distribution policies of our consolidated subsidiaries. Distributions to non-controlling interests represent the respective share of quarterly distributable cash during the current reporting period not owned by us.

(e)
“Total Distributable Cash Flow” and “Distributable Cash Flow” represent the amount of distributable cash generated by the Partnership subsidiaries and equity investments during the current earnings period and thus reconcile directly to the net income amount presented. The calculation differs from the previous non-GAAP measure “Partnership Cash Flows before General Partner distributions” and “Partnership Cash Flows” as the previously used measures primarily reflected cash received during the period through distributions from our subsidiaries and equity investments that were generated from the prior quarter’s financial results. The amounts reflected here have been adjusted to reflect the calculation as described above and to present the comparable “Total Distributable Cash flow” and “Distributable Cash Flow” from the previous periods.

(f)
Distributions declared to the General Partner for the three and nine months ended September 30, 2015 included an incentive distribution of approximately $1 million and $2 million, respectively (2014 - nil).

(g)
During the six months ended September 30, 2015, 30 percent of GTN’s total distributions was $17 million. Given the 2015 threshold level for Class B unit distributions is $15 million, we have allocated $2 million to the Class B units in the third quarter.  Additionally, as the threshold level for 2015 has now been exceeded, we expect to allocate 30 percent of GTN’s fourth quarter distributable cash flow to the Class B units. Refer to note (b) of the Financial Summary-Consolidated Statements of Income section of this release for additional details.